SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
July 7, 2008
Date of Report
(Date of earliest event reported)

A.P. PHARMA, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-33221	94-2875566
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Saginaw Drive
Redwood City, California  94063

(Address of principal executive offices) (Zip code)
(650) 366-2626
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective July 7, 2008, Mr. Prentki was appointed President and Chief Executive Officer of A.P. Pharma, Inc. (the "Company").  He will serve as principal executive officer of the Company.  Mr. Prentki was also elected as a director of the Company, effective on July 7, 2008, to serve until the Company's 2009 annual meeting of stockholders.

Mr. Turnbull, who served as the Company’s Chief Executive Officer (and Chief Financial Officer on an interim basis), will continue to serve as the Company’s Chief Financial Officer (principal financial officer and principal accounting officer).

Pursuant to his employment letter agreement, Mr. Prentki will be entitled to receive cash compensation equal to $425,000 annually and be eligible to receive an annual incentive bonus with a target of 50% of his base salary.

Additionally, on July 7, 2008, Mr. Prentki was granted options to purchase 1,400,000 shares of the Company’s Common Stock, which will vest over a four-year period with 25% of the shares vesting one year from July 7, 2008, and at a rate of 1/48th of the shares per month for the remaining 36 months, for so long as Mr. Prentki continues to be employed by the Company.  The exercise price of the options is $1.19 per share, which was the closing price of the Company’s Common Stock on the grant date.

In the event of “Involuntary Termination”, as defined in his employment letter, Mr. Prentki will be entitled to (i) cash severance in the amount equal to 24 months of his annual salary, (ii) continued Company-paid health insurance coverage pursuant to COBRA for up to 12 month from the date of the termination, and (iii) an additional 12 month vesting of his stock options.  Furthermore, if a change of control of the Company occurs and Mr. Prentki’s employment is terminated or his duties are materially reduced within 30 days prior to or one year following such change of control event, in addition to the cash severance payment equal to 24 months of his annual salary, and up to 12 months of COBRA coverage, all of his stock options shall immediately vest.

Item 9.01 Financial Statements and Exhibits

(d)   Exhibits

Exhibit 99.1                                             Press Release issued on July 7, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.P. PHARMA, INC.

Date: July 7, 2008	By:	/s/ Gregory Turnbull
Name: Gregory Turnbull
Title: Chief Financial Officer